A special meeting of shareholders of the Investec internet.comTM Index Fund, Wireless World FundTM , Investec Asia New Economy Fund, and Investec Asia Small Cap Fund was held at the office of Investec Asset Management U.S. Limited on December 27, 2001 at the offices of the Fund located at 225 South Lake Avenue, Suite 777, Pasadena, California 91101 . A brief description of each matter voted upon as well as the voting results are outlined below.

1. Shareholders of Investec internet.comTM Index Fund and Wireless World FundTM were asked to vote upon the proposed reorganization of the funds into the Investec Wired(R)Index Fund .

Fund
internet.comTM Index Fund Number of shares:

         For               693,514
         Against           108,346
         Abstained          23,189

Wireless World FundTM Number of shares:

         For               1,524,087
         Against             128,013
         Abstained            67,471

2. Shareholders of Investec Asia New Economy Fund were asked to vote upon the proposed reorganization of the fund into the Investec Asia Small Cap Fund.

Asia New Economy Fund
Number of shares:

         For               335,957
         Against            25,767
         Abstained          49,385

3. Shareholders of the Investec Asia Small Cap Fund were asked to vote upon the rename of the Fund to Investec Asia Focus Fund.

Asia Small Cap Fund
Number of shares:

         For               1,221,670
         Against              75,553
         Abstained             35,770